================================================================================


                            ASSET PURCHASE AGREEMENT


                                 by and between

                            SCIENTIFIC-ATLANTA, INC.

                                      and

                          COMVERGE TECHNOLOGIES, INC.


     THIS ASSET PURCHASE AGREEMENT ("Agreement") dated as of this 11th day of June, 1999, is made and entered into by and between SCIENTIFIC-ATLANTA, INC., a Georgia corporation ("S-A"), and COMVERGE TECHNOLOGIES, INC., a Delaware corporation ("Comverge").

     WHEREAS, the Control Systems business of S-A, which business is conducted through S-A's Control Systems product line, manufactures, markets, sells and distributes load control, power monitoring and utility communications products (the "Business"); and

     WHEREAS, S-A and Comverge desire to enter into this Agreement pursuant to which S-A is agreeing to sell to Comverge and Comverge is agreeing to purchase from S-A the Purchased Assets (as defined below) and Comverge is agreeing (i) to pay in exchange therefor, subject to adjustment as provided herein, Five Million Dollars ($5,000,000) which shall be paid in cash in two installments, and (ii) to assume certain liabilities of the Business as hereinafter provided.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

     Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Exhibit A.

                                   ARTICLE 2.

                           PURCHASE AND SALE OF ASSETS

     Section 2.1. Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, S-A will sell and convey to Comverge, free and clear of any Encumbrances, and Comverge will purchase and acquire from S-A all of S-A's right, title and interest in and to all the assets and properties of every kind and character, tangible or intangible, wherever situated, excluding the Excluded Assets, owned and held by S-A and used primarily or exclusively in connection with the Business, (collectively, the "Purchased Assets"); including, without limitation, the following:

     (a) the tangible assets, (including without limitation the machinery, production equipment, tooling, equipment (including computer equipment), supplies, office furniture and Other Current Assets) used primarily or exclusively in connection with the Business, including, without limitation, those listed on Section 2.1(a) of the Disclosure Schedule;

     (b) the inventory (including inventory reserves) of raw materials, work-in-process, finished goods, parts, scrap, wrapping, supply and packaging items and finished goods used or to be used exclusively in the Business (the "Inventory"), except for such finished goods inventory as has been purchased by customers of S-A and is being held for such customers, which inventory will be segregated at Closing and retained by S-A. A listing of the Inventory as of a recent date is included as Section 2.1(b) of the Disclosure Schedule;

     (c) the intellectual property rights used exclusively or primarily in the Business, including, without limitation, those listed on Section 2.1(c)(i) of the Disclosure Schedule, consisting of the patents and pending patent applications and trademarks, trade names and service marks, specifications, bills of materials, know-how, trade secrets, good will of the Business as a going concern, together with the right to represent oneself to third parties as a successor to the Business, and all drawings and designs in S-A's possession relating to products that are currently made or have been made by the Business, but excluding the intellectual property rights described in Section 2.2(i) and Section 5.13 (the "Intellectual Property"). To the extent Intellectual Property is owned by S-A, all right, title and interest to same, including all registrations thereof and renewal rights thereto, together with the goodwill associated therewith, shall be conveyed to Comverge at Closing, unless otherwise noted on Section 2.1(c)(ii) of the Disclosure Schedule as being licensed to Comverge. To the extent Intellectual Property is licensed to S-A from persons or entities other than its subsidiaries, S-A shall use its reasonable efforts to transfer its interests in such licenses pursuant to Section 5.8, provided such interests are transferable. In the event that S-A's interest in any Intellectual Property is not transferable, S-A shall identify such interest on Section 2.1(c)(iii) of the Disclosure Schedule;

     (d) the books, records, manuals, documents, books of account, correspondence, sales and credit reports, supplier lists, customer lists, distributor lists, bid and quote information, literature, catalogs, brochures, advertising material (including printers' proofs, camera-ready art items and related mock-ups and "slicks") and the like which are used primarily in the Business except for litigation files, employee records (including, without limitation, personnel files, employee medical files, and workers' compensation files), and affirmative action plans of S-A;

     (e) the contracts, agreements, backlog, commitments, and leases of personal property with customers, suppliers, vendors, lessors, lessees or others entered into by S-A exclusively for or on behalf of the Business, including without limitation S-A's current contract with Gulf Power Company and those contracts listed in Section 2.1(e) of the Disclosure Schedule, but excluding computer-related license agreements which are included in the definition of Intellectual Property (the "Contracts"); and

     (f)  all Permits, to the extent lawfully transferable.

     Section 2.2. Excluded Assets. S-A shall not sell to Comverge and Comverge shall not purchase from S-A the following assets or types of assets (the "Excluded Assets"), which shall be deemed to include the following:

     (a) all of the accounts receivable and advance payments generated or incurred by or in connection with the Business prior to the Closing Date, including intercompany and intracompany receivables related to purchase and sale activities between the Business and other divisions or subsidiaries of S-A and including the reserves for accounts receivable of the Business (the "Receivables");

     (b) all of the retainage accounts generated by or in connection with the Business for work performed but not yet billed to customers , excluding advance payments or deposits paid to S-A in connection with work to be performed or orders to be filled by Comverge after the Closing Date;

     (c) except as specified in Section 2.1(a), any asset of any nature whatsoever (including intellectual property) used by S-A primarily in connection with any business of S-A, other than the Business;

     (d) all finished goods inventory located at any facility of the Business which is being held for a customer who previously purchased it;

     (e) all of the cash (including petty cash), cash equivalents, bank accounts, deposits, lock boxes and other similar accounts (whether maintained at a bank, savings and loan or other financial institution), marketable securities, including cash deposits and investments of S-A as of the Closing Date and including all blank check stock;

     (f) all past, present or future claims, choses in action and rights or actions by S-A against third parties arising from the operation of the Business prior to the Closing;

     (g) all assets of any retirement plan (defined contribution and defined benefit), including, but not limited to, the right to receive any assets of any such pension plan upon termination of the pension plan if the pension plan's assets exceed its liabilities;

     (h) any rights of reimbursement or otherwise of S-A against third parties or the government in respect of expenditures made by S-A in connection with compliance with Environmental Laws;

     (i) except as provided in Section 5.13, all intellectual property rights and use rights in or to the names "Scientific-Atlanta," "S-A," or any derivations thereof and associated logos (including but not limited to the Scientific-Atlanta arcs logo);

     (j) all claims for refunds of Taxes and other governmental charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing Date;

     (k) all litigation files, all personnel and medical files of S-A employees and all affirmative action plans of S-A;

     (l) all rights of S-A pursuant to this Agreement and the instruments delivered hereunder; and

     (m) the assets listed as Excluded Assets on Section 2.2(m) of the Disclosure Schedule.

     Section 2.3. Assumed Liabilities. Except as assumed pursuant to this Agreement, all liabilities, debts and other obligations of S-A with respect to the Business shall remain the obligation of S-A. As partial consideration for consummation of the transactions contemplated hereby, at the Closing, Comverge shall assume and agree to thereafter perform and discharge when due the following, and only the following, liabilities of S-A with respect to the Business, whether known, unknown, fixed, contingent, or otherwise (the "Assumed Liabilities"):

     (a) all liabilities or obligations, expressly undertaken or assumed by Comverge pursuant to this Agreement, including, without limitation, all liabilities and obligations under the Contracts and all Warranty Claims;

     (b) all obligations and liabilities for all ad valorem property taxes on the Purchased Assets which become due and payable on or after the Closing Date;

     (c) all liabilities, obligations, costs and expenses arising out of or relating to the operation of the Business on or after the Closing Date; and

     (d) the liabilities listed as Assumed Liabilities on Section 2.3(d) of the Disclosure Schedule.

     Section 2.4. Excluded Liabilities. S-A shall retain liability for all liabilities and obligations not assumed by Comverge pursuant to this Agreement (the "Excluded Liabilities"), including, without limitation, the following:

     (a)  Accounts Payable;

     (b) any liability of the Business for federal, state or local income taxes, sales taxes on goods sold , or property taxes relating to the ownership of any assets owned, and any penalties, interest, fines or assessments with respect thereto, applicable to the conduct of the Business prior to the Closing Date;

     (c) obligations or expenses of S-A in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses and brokerage finders' fees due (except such fees and expenses as S-A is entitled to receive from Comverge pursuant to the indemnification provisions of Section 7.2);

     (d)  Product Claims;

     (e) Claims of Environmental Liability with respect to the conduct of the Business prior to the Closing Date;

     (f) all liabilities or obligations arising out of or relating to any (i) employment contract or employee benefit contract of S-A or (ii) claims made pursuant to the Employee Retirement Income Security Act (ERISA) arising out of or relating to the conduct of the Business prior to the Closing Date; and

     (h) all liabilities or obligations expressly undertaken by S-A pursuant to the other provisions of this Agreement, including Section 5.8.

     Section 2.5. Purchase Price. The purchase price (the "Purchase Price") payable in consideration for the Purchased Assets (in addition to Comverge 's assumption of the Assumed Liabilities) shall, subject to adjustment as provided herein, be an amount equal to Five Million Dollars ($5,000,000) which shall be paid in cash in two installments as follows:

     (a) Four million dollars ($4,000,000), subject to adjustment as provided in Section 6.4 hereof, on the Closing Date (the "Initial Payment");

     (b)  One million dollars ($1,000,000), less any adjustment pursuant to
          Section 5.18 hereof on the first anniversary of the Closing (the "Deferred Payment"). The Deferred Payment shall be guaranteed by DSSI as provided in Section 6.3.

     Section 2.6. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit B hereto. S-A and Comverge agree to complete IRS Form 8594 consistently with such allocation and to furnish each other with a copy of such form prepared in draft form within forty-five (45) days prior to the filing due date of such form. Neither S-A nor Comverge shall file any return or take a position with any taxing authority that is inconsistent with Exhibit B.

     Section 2.7. Proration of Property Taxes. Notwithstanding anything herein to the contrary, any personal property taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts) imposed on the Purchased Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned as of the Closing Date.

Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of S-A's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

     Section 2.8. Disclaimer of Warranties. Except with respect to the warranties and representations specifically set forth in this Agreement, S-A makes no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that the Purchased Assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Comverge shall rely upon its own examination thereof. Further, S-A makes no warranty or representation concerning the prospects of the Business after the Closing.

                                   ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF S-A

     Except as set forth in the Disclosure Schedule, S-A hereby represents and warrants to Comverge as follows:

     Section 3.1. Corporate Organization and Authority.

     (a) Incorporation; Authority. S-A is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to conduct the Business as now conducted and to own the Purchased Assets. S-A has the power to enter into and perform its obligations pursuant to this Agreement. S-A's execution, delivery and performance of this Agreement and the sale to Comverge of the Purchased Assets hereunder have been duly authorized by all requisite corporate action on the part of S-A. This Agreement constitutes S-A's legal, valid and binding obligation, enforceable against S-A in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights and to equitable principles.

     (b) Foreign Qualification. S-A is duly qualified and authorized to transact business and is in good standing in those jurisdictions of the United States in which S-A is required to be qualified to conduct the Business, except where the failure to be so qualified would not have a Material Adverse Effect.

     Section 3.2. Absence of Conflicts and Consent Requirements. S-A's execution and delivery of this Agreement, and the performance of its obligations hereunder, do not and will not (a) conflict with or violate any provision of S-A's Articles of Incorporation or Bylaws, (b) violate or, alone or with notice or the passage of time, result in the material breach or the termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any Material Contract; or (c) violate any judgment, order, decree, or to the best knowledge of S-A, any material law, statute, regulation or other judicial or governmental restriction to which S-A is subject. There is no requirement applicable to S-A to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful performance by S-A of its obligations hereunder.

     Section 3.3. Absence of Undisclosed Liabilities. On the Closing Date, no debts, liabilities or obligations of the Business of any nature whatsoever, whether accrued, absolute, contingent or otherwise, shall be imposed on Comverge by virtue of S-A's transfer of the Business to Comverge except for liabilities that were incurred in the ordinary course of business and the Assumed Liabilities.

     Section 3.4. Environmental Matters.

     (a) There is no pending or, to the knowledge of S-A, material threatened Claim of Environmental Liability relating to the Business or the Purchased Assets;

     (b) To the knowledge of S-A, S-A currently holds all material permits, licenses and approvals of governmental authorities and agencies required under Environmental Laws for the current use, occupancy or operation of the Purchased Assets and the Business, and S-A is in substantial compliance with such permits, licenses, and approvals; and

     (c) S-A is in substantial compliance, and has been in substantial compliance for the twelve (12) months prior to the Closing, with Environmental Laws with respect to the Purchased Assets and the Business.

     Section 3.5. Ownership of Personal Property. S-A has good and marketable title to all of the material items of tangible personal property owned by S-A and included in the Purchased Assets, free and clear of any Encumbrances, except for (i) minor Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the assets subject thereto, or materially interfere with the present use thereof or (ii) other matters which are insubstantial in amount or affecting assets which are not material to the Business.

     Section 3.6. Litigation. There are no material pending or, to the knowledge of S-A, threatened in writing, arbitrations, actions, suits or proceedings relating to the Business or the Purchased Assets filed or commenced by or before any court or any governmental or administrative agency, and there are not any orders, injunctions, awards, judgments or decrees outstanding against, affecting or relating to the Business or any of the Purchased Assets which, in any such case, would reasonably be anticipated individually or in the aggregate to have a Material Adverse Effect on the Business.

     Section 3.7. Licenses, Permits and Compliance with Law. Except as provided in Section 3.4:

     (a) S-A holds all Permits which are necessary to conduct the Business as presently carried on by S-A, except for such Permits the absence of which would not have a Material Adverse Effect; and

     (b) S-A is presently conducting the Business so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority, except for violations the existence of which would not have a Material Adverse Effect.

     Section 3.8. Intellectual Property Rights.

     (a) S-A owns all right, title and interest in, or possesses all necessary licenses or other rights to, the Intellectual Property. Except as set forth on Section 2.1(c) (iii) of the Disclosure Schedule, all rights of S-A in each item of Intellectual Property are transferable to Comverge as herein contemplated.

     (b) To the knowledge of SA, except as excluded pursuant to Sections 2.2(i) and 5.13 or as disclosed in Section 2.1(c) of the Disclosure Schedule, the Purchased Assets include all intangible assets necessary to permit Comverge, upon consummation of the transactions contemplated hereby, to carry on the Business substantially as currently conducted by S-A, without any conflict with the rights of others.

     (c) To the knowledge of S-A, within the twelve (12) months prior to the date hereof, no claims or allegations of infringement or misappropriation of any Intellectual Property have been threatened in writing against S-A.

     (d) Except as excluded pursuant to Sections 2.2(i) and 5.13, as a result of the transactions contemplated hereby, Comverge shall own or possess adequate and enforceable licenses, sublicenses or other rights to use all the Intellectual Property.

     (e) No use by S-A of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which such Intellectual Property is licensed to S-A, copies of which have been provided to Comverge.

     (e) Following the execution of this Agreement and prior to the Closing, S-A shall provide Comverge with access to all employees of the Business who are knowledgeable about the Intellectual Property.

     (f) To the knowledge of S-A, (i) the patents, trademarks, trade dress, service marks and copyrights set forth on Section 2.1(c)(i) of the Disclosure Schedule are not invalid; (ii) except as set forth on
          Section 3.8(f)(i) of the Disclosure Schedule, the trademark registrations, trade dress registrations, service mark registrations, copyright registrations and patents which are set forth in Section 2.1(c)(i) of the Disclosure Schedule have been duly issued and have not been canceled, abandoned or otherwise terminated; and (iii) except as set forth on Section 3.8(f)(ii) of the Disclosure Schedule, the trademark applications, trade dress applications, service mark applications, copyright applications and patent applications which are set forth in Section 2.1(c)(i) of the Disclosure Schedule have been duly filed.

     Section 3.9. Inventory. The Inventory is valued on the Financial Statements in accordance with GAAP and is relevant to the operation of the Business. The finished goods inventory included in the Purchased Assets will not be obsolete and will be saleable in the ordinary course of the Business as currently conducted.

     Section 3.10. Material Contracts. To the best knowledge of S-A, Section
3.10 of the Disclosure Schedule lists or describe the following agreements relating to the Business (including, without limitation, leases of personal property, purchase contracts and commitments) to which S-A is a party, or by which the Business or any of the Purchased Assets may be materially bound, copies of which have been furnished to or made available for inspection by Comverge (collectively, the "Material Contracts"):

     (a) Each Contract of the Business which involves future obligations of the Business in an amount that is reasonably expected to exceed Twenty-Five Thousand Dollars ($25,000);

     (b) Each Contract with customers or suppliers which involves future obligations on the part of S-A in an amount that is, individually or in the aggregate with all Contracts for that customer or supplier, reasonably expected to exceed Twenty-Five Thousand Dollars ($25,000);

     (c)  All joint ventures;

     (d) All notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by S-A of any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing (including assumed debt) that is reasonably expected to exceed Twenty-Five Thousand Dollars ($25,000) or more and which relates primarily to the Business;

     (e) All contracts entered into by S-A for the Business not in the ordinary course of the conduct of the Business;

     (f) All contracts with affiliates or contracts entered into on other than an arm's length basis;

     (g) Any covenant not to compete or confidentiality agreement entered into with respect to the Business within the last 12 months; and

     (h) All License or royalty agreements or contracts relating to the Intellectual Property.

     To S-A's best knowledge, (i) each contract described above is valid, binding and enforceable in accordance with its terms, (ii) no other party to any such contract is in breach or default of the express written terms of such contracts, and (iii) there does not exist under any provision thereof any event that, with the giving of notice or the passage of time or both, would constitute such a breach or default. Section 3.10(a) of the Disclosure Schedule specifies which of the above-described contracts require consents to assignment. Section 3.10(b) of the Disclosure Schedule also lists or describes each bid and each quotation related to the Business which is in progress but has not resulted in the award of a contract to date. With respect to such bids and quotations and any possible award of contracts relating thereto, no representations or warranties are given by S-A.

     Section 3.11. Equipment. The equipment included in the Purchased Assets is in good and workable condition consistent with its age and use by S-A and, with respect to such equipment, S-A has substantially complied with applicable maintenance schedules.

     Section 3.12. Brokers, Finders, etc. S-A has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.13. Taxes. S-A has duly and timely filed all Tax returns required to be filed by it in respect of the Business and the Purchased Assets and has paid all Taxes which have become due with respect to the Business and the Purchased Assets, including any Taxes which it was obligated to withhold from amounts owing to any employee, creditor, or third party except such amounts as are being contested in good faith. S-A has no knowledge of any pending, threatened or proposed Tax audits, Tax assessments or claims from taxing authorities for deficiencies, penalties or interest that are likely to have a Material Adverse Effect.

     Section 3.14. Financial Statements. The Financial Statements are true and complete for the Business in all material respects as of the respective dates thereof and fairly represent in all material respects the financial position and results of operations of the Business as of and for the period set forth therein.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF COMVERGE


           Comverge hereby represents and warrants to S-A as follows:

     Section 4.1. Corporate Organization and Authority. Comverge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now conducted and to own its assets. Comverge has the power to enter into and perform its obligations pursuant to this Agreement. Comverge 's execution, delivery and performance of this Agreement, and its acquisition of and payment for the Purchased Assets hereunder, have been duly authorized by all requisite corporate action on the part of Comverge. This Agreement constitutes Comverge 's legal, valid and binding obligation, enforceable against Comverge in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally and to equitable principles.

     Section 4.2. Absence of Conflicts and Consent Requirements. Comverge's execution and delivery of this Agreement, and the performance of its obligations hereunder, do not (a) conflict with or violate Comverge 's Certificate of Incorporation or Bylaws; (b) violate or, alone or with notice or passage of time or both, result in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any material written agreement to which Comverge is a party or by which Comverge or its assets is bound; or (c) violate any judgment, order, decree, or to the best knowledge of Comverge, any material law, statute, regulation or other judicial or governmental restriction to which Comverge is subject. There is no requirement applicable to Comverge to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party as a condition to the lawful performance by Comverge of its obligations hereunder.

     Section 4.3. Litigation Affecting Comverge. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Comverge, threatened in writing, nor is there outstanding any writ, order, decree or injunction that (a) calls into question Comverge 's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (b) would otherwise prevent or delay the transactions contemplated by this Agreement.

     Section 4.4. Finders' Fees. Neither Comverge nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated herein.

     Section 4.5. Financial Capability. Comverge has access to sufficient financing to enable it to consummate the transactions contemplated by this Agreement.

     Section 4.6. Fraudulent Conveyance/Fraudulent Transfer Matters. After giving effect to any and all financing to be entered into or incurred by Comverge in connection with its consummation of the transactions contemplated hereby, Comverge will not be as of the Closing Date (i) "insolvent" nor will it become "insolvent" as a result of such transactions, (ii) engaged in a business or transaction for which any property or assets remaining with Comverge would be "unreasonably little" or "unreasonably small in relation to its business" or the transaction, or (iii) in a position where it "intends to incur, or believes that [it] would incur, debts that would be beyond its ability to pay as such debts mature," in each case as such quoted terms are used in Section 548 of the United States Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

                                   ARTICLE 5.
                          COVENANTS OF S-A AND COMVERGE

     Section 5.1. Investigation of Business; Access to Properties and Records.

     (a) Subject to restrictions contained in non-disclosure agreements to which S-A is subject with respect to any information relating to any third party, from the date of this Agreement to the Closing Date (the "Pre-Closing Period"), S-A shall give to Comverge and its legal counsel, accountants and other representatives reasonable access during normal business hours to the books, contracts, commitments and records of the Business (excluding litigation, personnel and medical files) and shall permit them to consult with management employees of the Business, to allow Comverge full opportunity to make such investigations as are necessary to analyze the affairs of the Business. S-A shall describe to Comverge in writing the general nature of the information or documents to which Comverge has not been given access by reason of one or more non disclosure agreements. S-A shall use its reasonable efforts to respond to reasonable requests from Comverge, its lenders, counsel, accountants and other representatives during such investigations. In addition, during the Pre-Closing Period, Comverge shall be entitled to contact employees of the Business for the purposes of interviewing and making offers of employment to the employees of the Business following the Closing Date, provided that such contacts have been approved and scheduled in advance through John Morrow. Comverge shall be solely responsible for such employment efforts and shall indemnify S-A from and against any and all claims, losses or damages suffered or alleged as a result of Comverge's hiring, interviewing or employment practices, policies, decisions, acts or omissions, whether before or after the Closing Date (collectively, "Comverge Employment Liabilities").

     (b) Any information provided to or obtained by Comverge or its representatives pursuant to this Agreement shall be held by Comverge and its representatives in confidence as confidential information in accordance with the terms of that certain nondisclosure agreement between S-A and Comverge dated February 22, 1999 (the "Nondisclosure Agreement").

     Section 5.2. Reasonable Efforts. Subject to the terms and conditions herein provided, S-A and Comverge agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable efforts:

     (a) to obtain all necessary waivers, consents, releases and approvals from other parties to loan agreements, guarantees and other Contracts;

     (b) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

     (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby;

     (d) to effect all necessary registrations and filings, and submissions of information requested by governmental authorities; and

     (e)  to fulfill all conditions to this Agreement.

     Section 5.3. Conduct of Business Prior to Closing. From the date hereof through the Closing, except as otherwise provided for in this Agreement or except as consented to by Comverge in writing, S-A shall:

     (a) operate the Business in the ordinary and usual course in all material respects in accordance with past practices (including paying Accounts Payable and collecting Receivables in accordance with S-A's past practices);

     (b) use its reasonable efforts to preserve the Business and to preserve generally the goodwill of customers, suppliers, creditors and others having business relations with the Business;

     (c) maintain all equipment included in the Purchased Assets in the same manner and frequency as such equipment has been maintained by S-A during the twelve (12) months immediately preceding the Closing Date and shall make only such purchases of equipment as are required to replace equipment being retired;

     (d) maintain the books and records of the Business in accordance with past practices and prepare and file all foreign, federal, state and local tax returns and amendments thereto when due and required to be filed by S-A, taking into account any extensions of time granted by the applicable taxing authority; and

     (e) engage in no bulk sale of inventory or equipment, except that S-A may enter into a bulk sale agreement with ACT (or such other manufacturer as may be agreeable to Comverge) in furtherance of the execution of firm manufacturing agreements as described in Section 6.2(e)(5) hereof, provided that in the event of any such sale, the Purchase Price shall be subject to adjustment as provided in Section 6.4.

     Except for conduct expressly permitted under this Agreement, Comverge shall not (i) interfere with S-A's conduct of the Business pending the Closing; (ii) take any action which might impair S-A's relationships with customers, suppliers and employees of the Business; or (iii) interfere with S-A's management of the Business. In furtherance of Comverge 's covenant not to interfere with the Business and S-A's management thereof, Comverge shall not contact any employee of the Business unless such contact has been arranged by John K. Morrow pursuant to Section 5.1(a) hereof.

     Section 5.4. Public Announcements. Neither S-A nor Comverge shall make, nor permit any agent, affiliate or parent corporation to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party hereto, except as may be required by law or stock exchange rule.

     Section 5.5. No Implied Representation. It is the explicit intent of each party hereto that neither Comverge nor S-A is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Without limiting the generality of the foregoing, it is understood that any cost estimates, forecasts, projections or other predictions contained or referred to in any of the offering memorandum, management presentations or other materials that may have been provided to Comverge are not and shall not be deemed to be representations or warranties of S-A.

     Section 5.6. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or Exhibits hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or Exhibits hereto in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule or an Exhibit hereto is or is not material for purposes of this Agreement.

     Section 5.7. Bulk Transfer Compliance. Comverge hereby waives compliance with the provisions of any Bulk Sales Laws, to the extent applicable to the transactions contemplated hereby.

     Section 5.8. Assignment of Contracts. To the extent the assignment or novation of any Contract, commitment, security or other asset to be assigned to

Comverge pursuant to the provisions hereof shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. S-A shall use its reasonable efforts to procure consents to any such assignment or novation, where applicable, prior to the Closing. If any such consent or novation is not obtained, S-A shall use its reasonable efforts to obtain any such consent or novation after the Closing and shall cooperate with Comverge in any reasonable arrangement designed to provide Comverge the benefit of any such Contract, commitment, security or other asset, including, without limitation, (i) reasonable help in enforcement of any and all rights of S-A against the other party thereto arising out of breach or cancellation thereof by such party or otherwise and (ii) reasonable arrangements for the remittance to Comverge by S-A of all payments received under such non-assigned Contracts upon receipt of same.

     Section 5.9. Employees.

     (a) Comverge shall offer employment to each of the Designated Employees at a comparable job with a compensation and benefits package that, taken as a whole (including base salary or hourly rate, incentive pay (if applicable) and benefits), is of substantially equal value to the compensation and benefits package to which such Designated Employee was entitled from S-A on the date hereof. The terms of such offers have been or will be furnished to S-A.

     (b) Comverge agrees to assume all Employment-Related Obligations with respect to the Designated Employees, which obligations arise or accrue on or after the Closing Date. For purposes of this Agreement, "Employment-Related Obligations" shall include, without limitation:
          (i) compensation for services performed for Comverge after the Closing Date (and related employment and withholding taxes); (ii) benefits accrued under any Comverge-sponsored employee welfare or pension benefit plan (as defined under ERISA Sections 3(l) and 3(2), respectively) covering any employees hired by Comverge (the "Employees") after the Closing Date; (iii) benefits accrued under any other employee benefit plan or arrangement of Comverge covering the Employees after the Closing Date; (iv) workers' compensation benefits with respect to claims related to any period after the Closing Date; and (v) severance benefits or similar payments arising from Comverge's termination of any Employee hired by Comverge.

     (c) No assets or liabilities with respect to any Employee shall be transferred as a result of this Agreement from any retirement plan of S-A (defined contribution and defined benefit) to any plan maintained or established by Comverge. S-A shall retain all obligations to fund or otherwise provide benefits accrued on or before the Closing Date by the Employees under S-A's retirement plans.

     (d) S-A and Comverge hereby agree to utilize the "Standard Procedure" set forth in Revenue Procedure 96-60, I.R.B. 1996-53, or a corresponding future revenue procedure or other administrative pronouncement, with regard to the reporting requirements attributable to wages paid or to be paid to Employees of the Business.


     Section 5.10. Post-Closing Cooperation.

     (a) During the Access Period, Comverge shall maintain in a reasonably accessible location all books and records of the Business (including all technical records) transferred by S-A pursuant to this Agreement. Comverge shall notify S-A prior to disposing of any such books and records after the Access Period has expired, and, upon request made by S-A within sixty (60) days after receipt of such notice, Comverge shall deliver such books and records to S-A at S-A's expense.

     (b) In recognition of S-A's obligations with respect to the Excluded Liabilities and other reasonable needs of S-A, Comverge shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of S-A access, during normal business hours, to the offices, properties, books and records of Comverge with respect to the Business, provided, however, that S-A may only have access to such offices and properties of Comverge under the general security rules and procedures of Comverge ; (ii) furnish to the officers, employees and authorized agents and representatives of S-A such additional financial and other information regarding the Business for the period prior to the Closing as Comverge has in its possession and as S-A may from time to time request; and (iii) make available via telephone calls and for up to three (3) hours per person for "in person" interviews in Comverge 's offices, without expense to S-A, the employees of Comverge whose assistance, testimony or presence is necessary to assist S-A in the evaluation of and/or in asserting or defending any claims or litigation by or against S-A. In addition to the foregoing, Comverge shall make available such employees for depositions, hearings, trials and similar reasonable participation in claims and litigation asserted by or against S-A, and S-A shall pay all reasonable travel and other expenses of such employees related to such activities and shall reimburse Comverge for the regular salary paid by Comverge to such employees for the time spent by the employee in connection with such activities. S-A will use its reasonable efforts to avoid disrupting the Business of Comverge when it asserts its rights under this Section 5.10.

     Section 5.11. Right to Update. From time to time up to three business days prior to the Closing, S-A shall have the right (but not the obligation) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in the Disclosure Schedule; provided, however, that should such updates, in the aggregate result in, (i) a

Material Adverse Effect, (ii) a net decrease in the value of the Purchased Assets of at least $100,000, or (iii) a net increase in the Assumed Liabilities of at least $100,000, then Comverge shall have the option either to terminate this Agreement by giving notice to S-A within two (2) business days after Comverge's receipt of the such update or waive any objection or claim with respect to such update.

     Section 5.12. Tax Matters.

     (a) Prior to the Closing, S-A will (i) file all Tax returns required by governmental agencies due on or before the Closing Date (or timely obtain extensions with respect thereto) and (ii) pay before delinquent all Taxes, except such Taxes as are being contested in good faith, upon or against the Purchased Assets so that no lien for Taxes (other than liens assumed by Comverge hereunder) shall attach to the Purchased Assets.

     (b) Comverge agrees to assume liability for and to pay any sales, use or transfer Taxes, fees or similar charges incurred as a result of the transactions contemplated by this Agreement and any deficiency, interest or penalty asserted with respect thereto.

     (c) After the Closing Date, S-A and Comverge will provide each other with such cooperation and information as such parties reasonably may request in filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall the parties be required to disclose to each other any information relating to their business operations other than the operation of the Business for pre-Closing periods. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information provided or obtained under this Section shall be kept confidential, except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other Tax proceeding. In the event of any contest with a taxing authority regarding property Taxes relating to the Purchased Assets for any tax or assessment period which is subject to proration under Section 2.7, S-A shall have the right to control the contest, and reasonable out-of-pocket expenses with respect to such contest shall be borne by the parties pro rata in accordance with their responsibility for such Taxes as set forth in this Agreement. Comverge shall provide S-A with the requisite information to allow S-A to prepare federal, state and local income tax returns for the period prior to and including the

          Closing Date. Such information shall be provided in form reasonably satisfactory to S-A, on or before sixty (60) days after the Closing Date.

     (d) Comverge shall promptly notify S-A in writing upon receipt by Comverge of notice of any pending or threatened Tax audits or assessments relating to the Purchased Assets or to any member of S-A's Affiliated Group (as defined in Section 1504 of the Code), in each case for periods prior to the Closing or for Overlap Periods (as defined in Section 2.7).

     (e) Comverge shall timely file all sales and use Tax or other such Tax returns for any Overlap Period (as defined in Section 2.7) and for periods ending on or prior to the Closing Date where the due date for such returns is a date after the Closing Date, and Comverge shall pay the Taxes shown as due on any such returns. S-A shall pay to Comverge S-A's share of any such Taxes (to the extent not already paid by S-A) due pursuant to the filing of any such Tax returns under the provisions of this Section 5.12(e) within thirty (30) business days of receipt of notice of such filing and payment by Comverge, which notice shall set forth in reasonable detail the calculations determining S-A's share of such Taxes.

     Section 5.13. Use of S-A's Name and Logo during Transition Period.

     (a) Trademark License. Section 5.13 to the Disclosure Schedule sets forth a list of S-A's trademarks and trade names used in the Business which are not being sold and transferred to Comverge hereunder. For a term of six (6) months from the Closing Date or such longer period as may be reasonably necessary to allow for the full utilization of all inventory and supplies bearing Licensed Marks and to allow for the modification of all machine tools bearing such Licensed Marks in a manner which is not disruptive to the continued operation of the Business (the "Transition Period"), S-A grants to Comverge the right to use S-A's trademarks shown in Section 5.13(a) to the Disclosure Schedule (the "Licensed Marks") in conjunction with the products made or distributed by the Business, for (i) displaying the Licensed Marks on packaging transferred by S-A to Comverge at the Closing, (ii) displaying the Licensed Marks on finished goods in the inventory of the Business as of the Closing and on products constructed with parts in such inventory as of the Closing or parts produced by Comverge after the Closing with tooling containing the Licensed Marks, (iii) displaying the Licensed Marks on advertising materials (including brochures and catalogs) transferred to Comverge by S-A at the Closing. Comverge agrees not to sublicense its right to use the Licensed Marks, without the prior written consent of S-A. During the Transition Period and for a period of two years following the Closing Date, Comverge shall have the right to reference, verbally and in the text of letters, the fact that S-A was the former owner of the Business and that Comverge is the successor to S-A with respect to the Business.

     (b) Use of Other Marks. During the Transition Period, Comverge may affix any mark owned or claimed by Comverge to any product or services rendered by or through Comverge, but Comverge shall not combine any other mark with any Licensed Mark. This section however, shall not preclude Comverge from using its own mark(s) in advertising, which includes advertising for the products and services rendered by or through it, provided that appropriate footnotes or other notations are displayed to indicate S-A's ownership of the Licensed Marks.

     (c) No Use of Other Marks in Comverge's Name. Except as permitted in Sections 5.13(a) and (b), Comverge shall not use any Licensed Marks or any mark or label confusingly similar to the Licensed Marks in Comverge's firm name or in any trade name, trademark or service mark of Comverge and Comverge shall not use, in its stationery, letterhead, advertising, or otherwise, any Licensed Marks in such a way as may cause any confusion between Comverge and S-A to third parties.

     (d) Ownership of the Licensed Marks. Comverge acknowledges the validity of S-A's right, title and interest in and to the use of the Licensed Marks. Apart from its license rights under this Section 5.13, Comverge shall not be deemed to acquire any right, title or interest in or any right to the use of any Licensed Marks during or after the Transition Period. In connection with the use of the Licensed Marks, Comverge shall not in any manner represent that it has any ownership in the Licensed Marks or registrations thereof, and Comverge acknowledges that use of the Licensed Marks shall inure to the benefit of S-A. Comverge will not at any time adopt or use without S-A's prior consent, any word or mark which is likely to be similar to or confused with the Licensed Mark.

     Section 5.14. Customer Notification; Assistance. During the Transition Period, S-A and Comverge will cooperate in customer and vendor notification of existing S-A Control Systems accounts and S-A will assist Comverge in the transfer of existing Control Systems accounts from S-A to Comverge. Such assistance will include, but not be limited to, joint customer and vendor visits, jointly defined written notification and expression of S-A's confidence in Comverge for the continued operation of the Business.

     Section 5.15. Financial Statements. S-A agrees to deliver to Comverge such consolidated financial statements for the Business, audited by S-A's independent public accounts in accordance with generally accepted auditing standards and prepared in accordance with GAAP, as required pursuant to Item 7 of Form 8-K within sixty (60) days after the Closing Date to allow sufficient time for Comverge's corporate parent, Data Systems & Software Inc. ("DSSI") to timely file a Form 8-K with the SEC.

     5.16. Preferred Status. If during the one-year period following the Closing Date, (i) S-A actively enters into the data communications for utilities business utilizing satellite communication, or manufactures and/or markets a satellite communication meter-reading module, it shall discuss with Comverge regarding the use of Comverge as a preferred distributor of such products on terms to be mutually acceptable to S-A and Comverge, or (ii) S-A actively engages in the manufacture, marketing and/or distribution of data communications products for energy related data using the cable television set-top boxes, it shall discuss with Comverge regarding the use of Comverge as a preferred supplier of components for the manufacture of such products and as a preferred distributor of such products on terms to be mutually acceptable to S-A and Comverge. In neither event shall either party have any obligation to the other absent a signed agreement setting forth the terms and conditions of the proposed relationship.

     5.17 Non-Competition. S-A agrees that, without the written consent of Comverge, neither S-A nor any subsidiary or affiliate or any entity controlling or controlled by S-A will for a period of one year following the Closing Date, sell or market to electric utilities any products identical to or functionally equivalent to the products of the Business as of the Closing Date (it being understood that S-A may, without any restriction pursuant to this Agreement, market and sell its "little Leo" products and related applications and may engage in the activities described in Section 5.16). S-A acknowledges that any breach of the terms conditions or covenants set forth in this Section 5.17 would be competitively unfair and may cause irreparable damage to Comverge, and that Comverge's recovery of damages at law would not be adequate remedy. Accordingly, S-A agrees that for any breach of the covenants and agreements of this Section
5.17 a restraining order or injunction or both may be issued against S-A, in addition to any other rights or remedies Comverge may have.

     5.18 Warranty Claims. Pursuant to Section 2.3 hereof, Comverge assumes liability for all Warranty Claims relating to products sold prior to the Closing Date ("Pre-Closing Warranty Claims") and agrees to provide standard warranty service with respect to such claims in accordance with S-A's warranties. For a period of one year following the Closing, S-A shall reimburse Comverge for the cost of such warranty service as provided below, up to a maximum aggregate amount of $75,000. To be reimbursed pursuant to this section, such warranty service shall be limited to the specific contractual obligation of S-A assigned to Comverge hereunder, regardless of the actual warranty service provided by Comverge. For warranty claims for which Comverge has an election regarding the type of warranty support to be offered, S-A shall be liable only for the least expensive alternative. Comverge shall bear the cost of administrative, support and other similar internal and external charges and allocations, and S-A's liability shall be limited to the direct parts, labor and shipping costs incurred. S-A shall not be responsible for the costs of any on-site installation or deinstallation services, unless such services were part of the original S-A commitment to its customer. Comverge shall submit quarterly invoices relating to all Pre-Closing Warranty Claims to S-A, together with or followed by such supporting documentation as S-A shall reasonably request, and S-A shall remit payment of approved invoices within 30 days of receipt; provided that such approval shall not be unreasonably withheld or delayed. In the event that approved invoices relating to Pre-Closing Warranty Claims exceed $75,000, the Deferred Payment shall be reduced by the excess of the aggregate invoiced amount over $75,000. Not less than 30 days prior to the date on which the Deferred Payment is due, S-A and Comverge shall negotiate in good faith as to the adjustment, if any, to be made to the Deferred Payment to reflect the anticipated future costs to be borne by Comverge with respect to Pre-Closing Warranty Claims. In determining such adjustment, the parties shall consider such factors as the parties reasonably consider relevant to the determination, including, without limitation, historical claims experience, anticipated claims, warranty life, product life, technological advances, and passage of time since initial product sale.

     5.19 Use of Premises; Shipment of Purchased Assets (a) S-A agrees that Comverge shall be entitled to use the premises currently utilized by the Business located at 4356 Communications Drive, Norcross, Georgia without payment of rent for a period of 60 (sixty) days following the Closing Date. In addition, Comverge shall have the option to continue such use for an additional 60 (sixty) days at a cost of $12 per month per square foot of space leased (which shall not be less than 4,700 square feet nor more than 6,000 square feet).

     (b) S-A shall pack and ship the Purchased Assets to one or more locations in the Greater Atlanta area at no cost to Comverge. If Comverge shall designate a location beyond a 10-mile radius from the Norcross facility, Comverge shall pay all costs associated therewith.

                                   ARTICLE 6.

                                     CLOSING

     Section 6.1. Time and Place of Closing. The Closing (the "Closing") of the transactions contemplated by this Agreement will be held at 9:00 a.m. on the earlier of (a) June 28, 1999 or (b) the fifth (5th) business day after the fulfillment or waiver of the conditions set forth in Sections 6.2 and 6.3, at the offices of S-A, One Technology Parkway South, Norcross, Georgia 30092, or at such other time and place as the parties may agree. It is understood that the Closing shall be deemed to take place effective as of 12:01 a.m. local Atlanta, Georgia time, regardless of the time at which the Closing actually occurs on the Closing Date.

     Section 6.2. Conditions to Comverge 's Obligation. The obligation of Comverge to complete the Closing is contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Comverge may, in its absolute discretion, waive any one or more thereof in whole or in part:

     (a) Representations, Warranties and Covenants of S-A. The representations and warranties of S-A in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of S-A to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

     (b) Filings; Consents. All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Comverge shall have been filed, made or obtained and copies thereof shall have been delivered to Comverge.

     (c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

     (d) Absence of Litigation. (1) No claim, action, suit, arbitration, investigation, inquiry or other proceeding by any United States federal or state governmental, regulatory or administrative agency or authority or any other person shall be pending on the Closing Date and
          (2) prior to the Closing Date, no party to this Agreement shall have been advised by any United States federal or state governmental, regulatory or administrative agency or authority (which advisory has not been officially withdrawn by such agency or authority on or prior to the Closing Date) that such agency or authority is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation, which, in the case of (1) or (2) above, seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Comverge to continue the Business as presently conducted with the Purchased Assets or to require the divestiture by Comverge of all of the Purchased Assets.

     (f) Deliveries by S-A. S-A shall have delivered or shall have caused to be delivered to Comverge:

          (1) True and correct copies of the Articles of Incorporation of S-A, certified by the Secretary of State of the State of Georgia as of a date within five (5) business days preceding the Closing Date, and true and correct copies of the bylaws of S-A, certified as of the Closing Date by the Secretary or any Assistant Secretary of S-A;

          (2) A Certificate of Existence relating to S-A from the State of Georgia;

          (3) A resolution of the Board of Directors of S-A or an executive committee thereof authorizing the execution and delivery of this

               Agreement and the performance of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of S-A;

          (4) A Secretary's or an Assistant Secretary's Certificate attesting to the incumbency of the S-A's officers executing this Agreement and the other certificates and agreements delivered by S-A at the Closing;

          (5) An Officer's Certificate attesting to (i) the matters set forth in Section 6.2(a) and (ii) the fact that no Material Adverse Effect to the Business has occurred since April 2, 1999;

          (6) Such assignments, bills of sale, certificates of title and other instruments of transfer, all in form reasonably satisfactory to Comverge, as are necessary to convey fully and effectively to Comverge the Business and the Purchased Assets in accordance with the terms hereof;

          (7) An executed firm manufacturing agreement or other commitment from ACT Manufacturing, Inc. ("ACT") or other manufacturer reasonably acceptable to Comverge providing for the manufacture by ACT or such manufacturer of DCUs and MainGates at prices reasonably acceptable to Comverge as agreed to by S-A and Comverge in writing on or before the date hereof.

          (8) In connection with the assignment of the Gulf Power contract: (i) consent to or acknowledgment of such assignment executed by Gulf Power; (ii) waiver of any past defaults or certificate of no defaults executed by Gulf Power; and (iii) signed meeting minutes or other evidence reasonably satisfactory to Comverge of the MainGate technical issues to be resolved.

          (9) An opinion of counsel to S-A, which counsel may be in-house counsel of S-A, in substantially the form of Exhibit C; and

          (10) A closing statement reflecting the proration of Taxes as provided in Section 2.7.

     Section 6.3. Conditions to S-A's Obligations. The obligations of S-A to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that S-A may, in its absolute discretion, waive any one or more thereof in whole or in part:

     (a) Representations, Warranties and Covenants of Comverge. The representations and warranties of Comverge in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of Comverge to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

     (b) Filings; Consents. All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by S-A shall have been filed, made or obtained and copies thereof shall have been delivered to S-A.

     (c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereunder or imposes conditions on such consummation not otherwise provided for herein.

     (d) Deliveries by Comverge. Comverge shall have delivered or shall have caused to be delivered to S-A:

          (1) True and correct copies of the Certificate of Incorporation of Comverge, certified by the Secretary of State of the State of Delaware as of a date within five (5) business days preceding the Closing Date, and true and correct copies of the bylaws of Comverge, certified as of the Closing Date by the Secretary or any Assistant Secretary of Comverge;

          (2) Good standing certificates relating to Comverge from the State of Delaware;

          (3) A resolution of the Board of Directors of Comverge authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary or any Assistant Secretary of Comverge;

          (4) A Secretary's Certificate attesting to the incumbency of the officers executing this Agreement and the other certificates and agreements delivered by Comverge at the Closing;

          (5)  An Officer's Certificate attesting to the matters set forth in
               Section 6.3(a);

          (6) An opinion of counsel of Ehrenreich Eilenberg Krause & Zivian LLP, in substantially the form of Exhibit D;

          (7) Instruments executed by Comverge, in form and substance reasonably satisfactory to counsel for S-A, pursuant to which Comverge assumes the Assumed Liabilities;

          (8)  Comverge shall have paid to S-A the Initial Payment;

          (9) A closing statement reflecting the proration of Taxes as provided in Section 2.7; and

          (10) A guaranty in form satisfactory to S-A by DSSI of Comverge's obligations to pay the Deferred Payment as required herein.

     Section 6.4 Purchase Price Adjustment.

     (a) The Purchase Price is based on the assumption that Closing Date Net Tangible Asset Value shall be equal to $2.3 million. In the event the Closing Date Net Tangible Asset Value exceeds or is less than $2.3 million, the following adjustments shall be made at the Closing:

     (i) If the Closing Date Net Tangible Asset Value shall be less than $2.3 million, then the Initial Payment to be made by Comverge to S-A shall be reduced, dollar-for-dollar, by the amount of the difference between $2.3 million and the Closing Date Net Tangible Asset Value.

     (ii) If the Closing Date Net Tangible Asset Value is greater than $2.3 million, then the Initial Payment to be made by Comverge to S-A shall be increased, dollar-for-dollar, by the amount of the excess, up to a maximum increase of $250,000; provided that the Initial Payment shall not be increased if and to the extent that such excess is due to a decrease in inventory reserves or accumulated depreciation, from those reflected on the Calculation of Asset Book Value dated April 2, 1999, included in the Disclosure Schedule.

     (b) For purposes of effecting the Closing, an estimate of the Closing Date Tangible Asset Value shall be determined by S-A in good faith at its expense and the calculation thereof set forth in a schedule to be prepared by S-A and delivered to Comverge no later than five business days prior to the Closing.

     (c) In connection with the completion and delivery of the audited statements referred to in Section 5.15, S-A's auditors shall prepare and deliver to the parties a schedule of the Closing Date Net Tangible Asset Value. To the extent that net asset values as set forth in such audited schedule shall reflect a variance from the Closing Date Net Tangible Asset Value reflected in the schedule prepared by S-A estimate, then the Deferred Payment shall be reduced or increased in accordance with paragraphs 6.4(a)(i) or (ii) above.

                                   ARTICLE 7.

                            SURVIVAL; INDEMNIFICATION

     Section 7.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties and covenants (as stated in Article 5) of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect for a period of one (1) year after the Closing Date; provided, however, that:

     (a) the covenants contained in Section 5.10 shall survive for the Access Period;

     (b) the covenant stated in Section 5.12 shall survive for the applicable statutes of limitation, including the period covered by any waivers or extensions thereof; and

     (c) the covenants stated in Sections 5.13, 5.14, 5.15, 5.16, 5.17 and 5.19 shall survive for the respective periods stated therein.

     Section 7.2. Indemnification.

     (a) Indemnification by S-A. S-A hereby agrees to indemnify and hold Comverge harmless from any and all Indemnifiable Damages which Comverge may suffer or incur by reason of (1) the breach by S-A of any of the covenants or agreements made by it herein, and (2) from and after the Closing:

          (i) the breach or inaccuracy of any of the representations and warranties of S-A contained in this Agreement which survive the Closing,

          (ii)any claims against or liabilities or obligations of S-A which do not constitute Assumed Liabilities, including, without limitation, (A) any such obligations or liabilities arising out of or relating to the conduct of the Business prior to the Closing Date, (B) any and all such Claims of Environmental Liability arising out of or relating to the conduct of the Business prior to the Closing Date, (C) any and all such claims arising out of or relating to S-A's employment or employee benefit contract or arising under ERISA and relating to the conduct of the Business prior to the Closing Date, and (D) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incidental to any of the foregoing; or

          (iii) any and all losses and expenses (except for those arising out of Assumed Liabilities) arising out of the failure to comply with the Bulk Sales Laws.

     (b) Indemnification by Comverge. Comverge hereby agrees to indemnify and hold S-A harmless from any and all Indemnifiable Damages which it may suffer or incur by reason of (1) the breach by Comverge of any of the covenants or agreements made by it herein, (2) any Comverge Employment Liabilities, (3) from and after the Closing, (i) the breach or inaccuracy of any of the representations or warranties of Comverge contained in this Agreement that survive the Closing, and (ii) any Assumed Liabilities including, without limitation, (A) any obligations or liabilities arising out of or relating to the conduct of the Business on and following the Closing Date; and (B) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incidental to any of the foregoing.

     (c) Third-Party Claims. If any claim or demand is asserted against the indemnified party by a third party with respect to any matter under the indemnities set forth in Sections 7.2(a) or (b) (a "Third Party Claim"), the indemnified party shall promptly give written notice and details thereof, including copies of all pleadings and the pertinent documents, to the indemnifying party. Within thirty (30) days of receipt of such notice, the indemnifying party shall (i) pay the Third Party Claim either in full or upon compromise agreed to by the indemnifying party or (ii) notify the indemnified party that the indemnifying party disputes the Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the indemnifying party, and the cost of such defense shall be borne by it, except that the indemnified party shall have the right to participate in such defense at its own expense.

               If the indemnifying party fails to take action within thirty (30) days as set forth above, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the indemnifying party and any expenses incurred by so acting shall be paid by the indemnifying party.

     (d) Payment. Payment of Third Party claims shall be made in accordance with Section 7.2(c). With respect to all claims other than Third Party Claims, the indemnifying party shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). All claims for indemnity hereunder must be submitted by the indemnified party to the indemnifying party within the applicable time periods set forth below. In the event the indemnifying party fails or refuses to make payment for such claims within a period of thirty (30) days from the date of notice to the indemnifying party, the indemnified party shall be entitled to exercise all legal means of relief available.

     (e) Access and Information. With respect to any claim for indemnification hereunder, the indemnified party will give to the indemnifying party and its counsel, accountants and other representatives full and free access, during normal business hours and upon the giving of reasonable prior notice, to their books and records relating to such claims, and to their employees, accountants, counsel and other representatives, all without charge to the indemnifying party, except for reimbursement of reasonable out-of-pocket expenses. In this regard, the indemnified party agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the indemnifying party to resolve such claim.

     (f)  Monetary Limitations on Indemnification.

          (1) S-A shall not be obligated hereunder to indemnify Comverge with respect to any liabilities, losses, claims, judgments, damages, expenses and costs as to which Comverge is entitled to indemnification under Section 7.2(a)(2)(i) unless and until the aggregate amount of indemnification so asserted exceeds the Basket Amount, and thereafter Comverge shall be entitled to indemnity from S-A hereunder only with respect to any amounts in excess of the Basket Amount. Notwithstanding anything in this Agreement to the contrary, S-A's maximum aggregate obligation to Comverge pursuant to Section 7.2(a)(2)(i) shall not exceed Three Million Dollars ($3,000,000); provided, however, that if Comverge shall fail to make the Deferred Payment, then S-A's maximum aggregate obligation to Comverge pursuant to Section 7.2(a)(2)(i) shall not exceed Two Million Dollars ($2,000,000);

          (2) The liability of S-A under this Section 7.2 shall be offset dollar for dollar by: (A) any other recovery made by Comverge from any third party on account of the item of Indemnifiable Damages involved and (B) any adjustment to the Purchase Price on account of the item of Indemnifiable Damages involved.

     (g)  Other Limitations on Indemnification.

          (1) Notwithstanding any provision of this Agreement, S-A shall not be liable to Comverge for any Indemnifiable Damages arising out of any breach of any representation or warranty of which the Comverge had knowledge, as defined in this Section 7.2(g), at the time of the Closing unless Comverge discloses such breach to S-A in writing prior to the Closing. For purposes of this Section 7.2(g), Comverge shall be deemed to have "knowledge" if Comverge had actual knowledge of the untruth of such representation or warranty. In the determination of whether Comverge had such actual knowledge, each of the persons listed in Section 7.2(g) to the Disclosure Schedule shall be deemed to have read this Agreement, the Disclosure Schedule and Exhibits hereto and the actual knowledge of any such person shall be imputed to Comverge. It is understood that actual knowledge by Comverge of a breach of a representation or warranty by S-A shall not operate as a waiver by Comverge of the obligation of S-A to satisfy the conditions to Closing set forth in Section 6.2 unless the Closing shall occur.

          (2) Neither indemnifying party shall have any obligation to indemnify the indemnified party with respect to any matter unless the indemnified party shall have taken all reasonable steps to mitigate the liabilities, losses, claims, judgments, damages, expenses and costs involved upon and after becoming aware of such matter. In no event shall the indemnifying party shall be liable for consequential, incidental or punitive damages, including lost profits.

          (3) Anything in this Agreement to the contrary notwithstanding, no claim may be asserted nor any action commenced against S-A for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by S-A describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in this Agreement irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     Section 7.3. Exclusive Remedy.

     (a) Each of Comverge and S-A hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement and any Exhibit shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each of Comverge and S-A hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against S-A or Comverge, as the case may be, arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to such representations, warranties and covenants.

     (b) Notwithstanding Section 7.3(a), nothing contained in this Section 7.3 shall prevent any party hereto from seeking and obtaining specific performance by the other party hereto of any of its obligations under this Agreement from seeking and obtaining injunctive relief against the other party's activities in breach of this Agreement.

     (c) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Comverge after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE 8.

                                   TERMINATION

     Section 8.1. Termination. This Agreement may be terminated at any time prior to Closing by:

     (a)  the mutual consent of S-A and Comverge; or

     (b) either S-A or Comverge, if the Closing has not occurred by the close of business on June 28, 1999, so long as the failure to consummate the transaction on or before such date did not result solely from the failure by the party or its affiliate seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing.

     Section 8.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.4, 7.2(a)(1), 7.2(b)(1), 7.3,9.2, 9.3, 9.5, 9.11, and 9.12, this Article 8 and the
Nondisclosure Agreement shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

     Section 8.3. Wrongful Termination. Notwithstanding anything to the contrary in this Agreement, if a party wrongfully terminates this Agreement, that party shall be liable for any Indemnifiable Damages caused thereby.

     Section 8.4. Non-Solicitation of S-A Employees. In the event that the Closing of the sale of the Business does not occur, Comverge agrees that for a period of twelve

(12) months after the date which this Agreement is signed it will not, (i) directly or indirectly, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee of the Business, to leave his or her employment with S-A to go to work, as an employee, consultant or independent contractor, for Comverge or any affiliated entity of Comverge, or (ii) make any offer to hire any Employee of the Business.

     Section 8.5. Non-Solicitation of Comverge Employees. For a period of twelve
(12) months following the closing, S-A agrees that it will not directly or indirectly, recruit, solicit, or induce or attempt to recruit, solicit or induce any Employee of the Business, to leave his or her employment with Comverge to go to work, as an employee, consultant or independent contractor, for S-A or any affiliated entity of S-A, or (ii) make any offer to hire any Employee of the Business.


                                   ARTICLE 9.

                                  MISCELLANEOUS

     Section 9.1. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the choice of law principles thereof.

     Section 9.3. No Third Party Beneficiaries. Nothing in this Agreement or any ancillary documents, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 9.4. Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations and warranties between the parties other than those set forth or referred to herein. The Letter of Intent dated April 22, 1999, as amended May 27, 1999 and June 2, 1999, between S-A and Comverge is hereby terminated and superseded and shall be of no further force or effect.

     Section 9.5. Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 9.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to S-A shall be addressed to:


         Scientific-Atlanta, Inc.
         PO Box 6850
         4356 Communications Drive
         Norcross, Ga 30091
         Attn: John K  Morrow
         Telephone: 770-903-3227
         Telecopier: 770-903-6300

         with a copy to:

         Scientific-Atlanta, Inc.
         One Technology Parkway, South
         Norcross, Georgia 30092
         Attn: General Counsel
         Telephone: 770-903-4623
         Telecopier: 770-903-4751

or at such other address and to the attention of such other person as S-A may designate by written notice to Comverge. Notices to Comverge shall be addressed to:

         Comverge Technologies, Inc.
         23 Vreeland Road, Suite 160
         Florham Park, NJ  07932-1514
         Attn:  Frank A. Magnotti, President
         Telephone: 973-360-2220
         Telecopier: 973-360-2227

with a copy to:

         Ehrenreich Eilenberg Krause & Zivian LLP
         11 East 44th Street, 17th Floor
         New York, New York 10017
         Attn:  Sheldon Krause, Esquire
         Telephone: 212-986-9700
         Telecopier: 212-986-2399

or to such other address and to the attention of such other person as Comverge may designate by written notice to S-A.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, Comverge will not assign its rights or delegate its obligations under this Agreement without the express prior written consent of S-A.

     Section 9.8. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     Section 9.9. Disclosure Schedule. The inclusion of any matter in the Disclosure Schedule shall be deemed to relate to all parts of this Agreement, despite any references therein to particular sections of this Agreement.

     Section 9.10. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     Section 9.11. Severability of Provisions. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.12. Consent to Jurisdiction. Comverge hereby irrevocably submits to the jurisdiction of any Georgia state court sitting in Georgia or any federal court sitting in the Northern District of Georgia, in any action or proceeding arising out of or relating to this Agreement. Comverge hereby irrevocably appoints Sheldon Krause as its agent for service of process in respect of any such action or proceeding.

     Section 9.13. References. As used in this Agreement, unless otherwise specifically designated, all references to Articles, Sections, Exhibits or Schedules shall be deemed to refer to the specific Article or Section of, or Exhibit or Schedule to, this Agreement. All Exhibits and Schedules are incorporated by reference into this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by or on behalf of the parties as of the date first above written.



                               SCIENTIFIC-ATLANTA, INC.


                               By:  /s/ Theodore R. Wieber
                                    --------------------------------------------
                               Theodore R. Wieber, President, Satellite Networks


                               COMVERGE TECHNOLOGIES, INC.




                               By:  /s/Frank A. Magnotti
                                    --------------------------------------------
                                    Frank A. Magnotti, President

                             SCHEDULES AND EXHIBITS

        Disclosure Schedule Sections:

        Section               Item
        -------               ----

        1.25                  S-A Knowledge List

        2.1(a)                Tangible Assets

        2.1(b)                Inventory

        2.1(c)(i)             Transferred Intellectual Property

        2.1(c)(ii)            S-A Licensed Intellectual Property

        2.1(c)(iii)           Non-Transferable Intellectual Property

        2.1(e)                Contracts

        2.2(m)                Excluded Assets

        2.3(d)                Other Assumed Liabilities

        3.8(f)(i)             Intellectual Property Registrations cancelled,
                              terminated or not duly issued

        3.8(f)(ii)            Intellectual Property Applications not duly filed

        3.10                  Material Contracts

        3.10(a)               Consents Required

        3.10(b)               Bids in Progress

        5.1                   Nondisclosure  Agreements  by which S-A is bound

        5.13 S-A Trademarks and Tradenames Licensed to Comverge for Transition Period

        7.2                   Comverge Knowledge List



         Exhibits:
         ---------

         A                 -        Definitions

         B                 -        Allocation of Purchase Price

         C                 -        Form of Opinion of Counsel to S-A

         D                 -        Form of Opinion of Counsel to Comverge

                                    EXHIBIT A

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

     Access Period means the longer of (a) a period of three (3) years from and after the Closing Date or (b) the period of time commencing on the Closing Date and ending on the date on which taxes may no longer be assessed against S-A with respect to the operations of the Business under the applicable statutes of limitation, including the period covered by any waivers or extensions thereof.

     Accounts Payable means all of S-A's accounts payable, accrued expenses and other current liabilities (including any and all reserves classified as liabilities and accrued on the Financial Statements for the Business, such as the reserves for property taxes and workers compensation claims, except the reserves for warranty claims) with respect to the Business as of the Closing Date, but excluding the Other Liabilities.

     ACT shall have the meaning set forth in Section 6.2(f)(7).

     Assumed Liabilities shall have the meaning set forth in Section 2.3.

     Basket Amount means an amount equal to One Hundred Thousand Dollars ($100,000).

     Bulk Sales Laws means any applicable Bulk Transfer Act under the Uniform Commercial Code in effect in any applicable jurisdiction.

     Claim of Environmental Liability means any and all claims, liabilities, obligations, judgments, penalties, expenses, losses or damages relating to the Purchased Assets or the Business, resulting from (i) any suit, action, administrative proceeding, notice, investigation or demand asserted or threatened by any third-party (including any governmental agency or authority) arising under any Environmental Law, (ii) requirements imposed by any Environmental Law, including costs of investigation and remediation or costs incurred in complying with Environmental Laws, or (iii) the presence or release into the environment of any Hazardous Substances.

     Closing shall have the meaning set forth in Section 6.1.

     Closing Date means the date and effective time at which the Closing occurs.

     Closing Date Net Tangible Asset Value shall mean the book value on the Closing Date of the tangible assets included in the Purchased Assets, net of inventory reserves and accumulated depreciation, and excluding the value of the "hidden assets" listed on Section 2.1 (a) of the Disclosure Schedule, determined in accordance with GAAP.

     Comverge Employment Liabilities shall have the meaning set forth in Section 5.1(a).

     Contracts shall have the meaning set forth in Section 2.1(e).

     Designated Employees means the employees listed in a letter from Comverge to S-A dated on or before the date hereof.

     Disclosure Schedule means the Disclosure Schedule, dated as of the date of this Agreement, delivered to Comverge by S-A, as amended and updated pursuant to this Agreement.

     Employees shall have the meaning set forth in Section 5.9.

     Employment-Related Obligations shall have the meaning set forth in Section 5.9(b).

     Encumbrances shall mean any liens, claims, charges, options, rights of tenants or others, rights of first refusal or other encumbrances of any nature whatsoever.

     Environmental Law means any federal, state, or local law, rule, regulation, order, writ, judgment, injunction, decree, or determination as in effect at the Closing Date relating expressly to the protection of the environment, the release of any Hazardous Substances into the environment, the management, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water (including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act or their state counterparts).

     Excluded Assets shall have the meaning set forth in Section 2.2.

     Excluded Liabilities shall have the meaning set forth in Section 2.4.

     Financial Statements means the unaudited, unadjusted statement of results of operations of the Business for the nine-month period ended April 2, 1999 and the net assets of the Business as of April 2, 1999, copies of which Financial Statements are included with the Disclosure Schedule.

     GAAP means generally accepted accounting principles applied on a consistent basis.

     Hazardous Substances means any hazardous substances or hazardous wastes, as defined in any Environmental Law and any petroleum.

     Indemnifiable Damages means any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in connection therewith).

     Intellectual Property shall have the meaning set forth in Section 2.1(c).

     Inventory shall have the meaning set forth in Section 2.1(b).

     Knowledge as used in the phrases "to the knowledge of S-A," "to the best knowledge of S-A" or "to S-A's knowledge" or similar references to the knowledge of S-A means the actual knowledge after reasonable inquiry of those persons set forth in Section 1.25 to the Disclosure Schedule.

     Licensed Marks shall have the meaning set forth in Section 5.13(a).

     Material Adverse Effect means any change in, or effect on, the Business as currently conducted by S-A that is or is reasonably likely to be materially adverse to the results of operations or financial condition of the Business, taken as a whole, after giving effect to this Agreement (including the exhibits thereto) and the cancellation of all intercompany service and other arrangements in effect immediately prior to the Closing and the settlement of all intercompany indebtedness.

     Material Contracts shall have the meaning set forth in Section 3.10.

     Nondisclosure Agreement shall have the meaning set forth in Section 5.1(b).

     Other Current Assets means the security deposits, prepaid and deferred items and claims for refund (other than tax refunds) generated or incurred by or in connection with the Business and listed on Section 2.1(a) to the Disclosure Schedule as Purchased Assets.

     Overlap Period shall have the meaning set forth in Section 2.7.

     Permits means governmental licenses, certificates, permits, franchises, approvals, exemptions, registrations, and rights of the Business, including, but not limited to, export and import licenses, but excluding permits related to the Real Property.

     Pre-Closing Period shall have the meaning set forth in Section 5.1(a).

     Pre-Closing Warranty Claims shall have the meaning set forth in Section
5.18.

     Product Claims means obligations, liabilities, costs and expenses in respect of or arising in connection with personal injury or property damage claims pertaining to products of the Business, whether based on theories of tort, contract or strict liability, excluding obligations, liabilities, costs and expenses related to claims asserted in accordance with the express warranties and guarantees granted to customers of the Business or in accordance with the implied warranties provided under applicable laws.

     Purchase Price shall have the meaning set forth in Section 2.5.

     Purchased Assets shall have the meaning set forth in Section 2.1.

     Receivables shall have the meaning set forth in Section 2.2(a).

     Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

     S-A Warranty Claims shall have the meaning set forth in Section 5.18.

     Tax or Taxes means all income, gross receipts, sales, use, employment, franchise, profits, property, excise, occupation, capital, environmental, severance, production, transfer, workers' compensation, social security, stamp, withholding or similar taxes and any other tax or other governmental fee, duty, assessment or charge of any kind whatsoever imposed by any country or political subdivision thereof (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed with respect thereto.

     Third Party Claim shall have the meaning set forth in Section 7.2(c).

     Transition Period shall have the meaning set forth in Section 5.13 (a).

     Warranty Claims means any and all obligations, liabilities, costs and expenses related to claims asserted in accordance with express warranties and guaranties set forth in the Contracts or in accordance with the implied warranties provided under applicable laws, relating to the products manufactured or sold by the Business, regardless of whether they were manufactured or sold prior to or after the Closing.